EXHIBIT 99.1
FREMONT GENERAL CORPORATION PROVIDES FURTHER INFORMATION AS TO NET
PREMIUM ASSOCIATED WITH ITS PREVIOUSLY ANNOUNCED PROPOSED
TRANSACTION WITH AFFILIATE OF CAPITALSOURCE, INC.
     (BREA, CALIFORNIA) — April 14, 2008: Fremont General Corporation (“Fremont General” or the “Company”) (NYSE: FMT), doing business primarily through its wholly-owned bank subsidiary, Fremont Investment & Loan (“Bank”), is providing additional information with respect to the net premium associated with its announcement earlier today that the Company and the Bank had entered into a definitive purchase and sale agreement (the “Agreement”) with CapitalSource TRS Inc. (the “Purchaser”), a wholly-owned subsidiary of CapitalSource, Inc. (“CapitalSource”), that provides for the purchase of substantially all of the Bank’s assets, which includes the Bank’s participation interest in certain previously sold commercial real estate loans, the assumption of all the Bank’s deposits and the acquisition of all the Bank’s branches, by a California industrial and loan bank to be organized and wholly owned by the Purchaser.
     As previously disclosed, the Purchaser will pay a 2% premium on all the Bank’s deposits, and will purchase the Bank’s participation interest in previously sold commercial real estate loans at a 3% discount to its net book value (as such term is defined in the Agreement). The Bank’s other assets to be sold in the transaction, at net book value include real and personal property, cash and certain other assets. The Purchaser will pay the Bank at closing an additional $58 million in cash. The deposit premium, the $58 million in cash and the purchase price for the participation interest, cash and other assets being sold by the Bank will only partially offset the deposits being assumed by the Purchaser. Consequently, in order to facilitate consummation of the transaction, to the extent that the Bank does not have sufficient funds available at the time of the closing the Agreement provides that an affiliate of CapitalSource will provide the Bank with a loan of up to $200 million, to be secured by the Bank’s servicing advance receivables. The proposed transaction does not include the sale of the Bank’s loan servicing operations.
     In response to questions that it has received, the Company is advising that, after giving effect to a deposit premium of approximately $112 million (based on estimated deposits of $5.6 billion at March 31, 2008), the additional referenced cash payment of $58 million, less the discount given on the commercial real estate participation interest of approximately $80 million, the Company estimates that the net effect of the proposed transaction will result in a premium to the Bank of approximately $90 million.
     As previously stated, after giving effect to the proposed transaction, neither the Company nor the Bank is able to provide any assurances as to whether there will be any funds available to the Company, its creditors or its shareholder in view of the amount of the Bank’s existing obligations and contingent claims.
     As previously stated, completion of the proposed transaction is subject to the approval of the Federal Deposit Insurance Corporation and the California Department of Financial Institutions, as well as approval of the Company’s shareholders and the satisfaction of customary closing conditions.

About Fremont General
     Fremont General Corporation is a financial services holding company with $8.8 billion in total assets, at September 30, 2007. The Company is engaged in deposit gathering through a retail branch network located in the coastal and Central Valley regions of Southern California and residential real estate mortgage servicing through its wholly-owned bank subsidiary, Fremont Investment & Loan. Fremont Investment & Loan funds its operations primarily through deposit accounts sourced through its 22 retail banking branches which are insured up to the maximum legal limit by the FDIC.
     The Retail Banking Division of the Bank continues to offer a variety of savings and money market products as well as certificates of deposits across its 22 branch network. Customer deposits remain fully insured by the FDIC up to at least $100,000 and retirement accounts remain insured separately up to an additional $250,000.
     To find out more about Fremont General, or to subscribe to the Company’s email alert feature for notification of Company news and events, please visit www.fremontgeneral.com.
Regulatory Filings
     The Company’s periodic reports as filed with the SEC can be accessed at www.fremontgeneral.com and on the EDGAR’s section of the SEC’s website at www.sec.gov.
Forward-Looking Statements
     This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company and its subsidiaries. These statements and the Company’s reported results herein are not guarantees of future performance or results and there can be no assurance that actual developments and economic performance will be those anticipated by the Company. Actual developments and/or results may differ significantly and adversely from historical results and those anticipated by the Company for the fiscal year ending December 31, 2008 as a result of various factors which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Reports on Form 10-Q, and its reports on Form 8-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update or revise forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws.
     This News Release may be deemed to be solicitation material with respect to the proposed transaction involving the purchase of substantially all of the assets and all deposits of Fremont General Corporation’s wholly-owned bank subsidiary, Fremont Investment & Loan. As noted in the news release above, in connection with the proposed transaction, Fremont General Corporation will attempt to solicit its shareholders if it is able to produce enough reliable financial information in a timely enough manner for inclusion in a proxy statement to be prepared for the purpose of conducting a proxy solicitation with respect to the proposed transaction. SHAREHOLDERS OF FREMONT GENERAL CORPORATION ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WHEN AND IF FILED WITH THE SEC, BECAUSE THEY WOULD CONTAIN IMPORTANT INFORMATION

ABOUT THE PROPOSED TRANSACTION. If a proxy statement is prepared and filed with the Securities and Exchange Commission, the final version will be mailed to shareholders of Fremont General Corporation. Shareholders will be able to obtain the documents, if filed, free of charge at the Securities and Exchange Commission’s website, www.sec.gov. In addition, shareholders may obtain free copies of the documents if filed with the Securities and Exchange Commission by Fremont General Corporation by contacting: Investor Relations, Fremont General Corporation, 2727 East Imperial Highway, Brea, CA 92821, telephone: (714) 961-5000 or by visiting the Fremont General Corporation’s website at www.fremontgeneral.com.
     Fremont General Corporation is not currently engaged in a solicitation of proxies of the shareholders of Fremont General Corporation in connection with seeking the approval of the proposed sale of substantially all of the assets and deposits of Fremont Investment & Loan. If a proxy solicitation does commence, Fremont General Corporation and its directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction.
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